Exhibit 2(i)

ARTICLES OF MERGER
OF ENTERGY GULF STATES, INC.

Pursuant to the provisions of Article 5.04 of the Texas Business Corporation Act (the "Act"), Entergy Gulf States, Inc., a Texas corporation, certifies the following articles of merger adopted for the purpose of effecting a merger in accordance with the provisions of Part Five of the Act.

  Entergy Gulf States, Inc. hereby certifies the following:

  (a) The name of each domestic or foreign corporation or other entity that is a party to the Plan of Merger or that is to be created thereby, the type of each such entity, and the laws under which such entities are organized are:

Name	Type of Entity	State of Organization
Entergy Gulf States, Inc.	Corporation	Texas
Entergy Texas, Inc.	Corporation	Texas

  (b) The Plan of Merger has been adopted and approved in accordance with the provisions of Articles 5.01 and 5.03 of the Act.

  (c) No amendments to the Restated Articles of Incorporation of Entergy Gulf States, Inc. are desired to be effected by the merger except that Article I of such Restated Articles of Incorporation shall be and are hereby amended effective as of the Effective Time to read as follows:

  "Article I

  The name of the Corporation is Entergy Gulf States Louisiana, Inc."

  (d) The Certificate of Formation for Entergy Texas, Inc., as a new domestic entity to be created pursuant to the terms of the Plan of Merger, is being filed with the Secretary of State with these Articles of Merger, and is attached hereto as Exhibit A.

  (e) An executed Plan of Merger is attached hereto as Exhibit B and is also on file at the principal place of business of each surviving, acquiring, or new domestic or foreign corporation or other entity, at the following addresses:

  (i) Entergy Gulf States Louisiana, Inc.
  350 Pine Street
  Beaumont, Texas 77701

  (ii) Entergy Texas, Inc.
  350 Pine Street
  Beaumont, Texas 77701

  (f) A copy of the Plan of Merger will be furnished by each surviving, acquiring, or new domestic or foreign corporation or other entity, on written request and without cost, to any shareholder of each domestic corporation that is a party to or created by the Plan of Merger and to any creditor or obligee of the parties to the merger at the time of the merger if such obligation is then outstanding.

  Shareholder approval of Entergy Gulf States, Inc., the domestic corporation that is the party to the merger, is required pursuant to Article 5.03 of the Act. No other shareholder approval is required by Article 5.03 of the Act.

  As to Entergy Gulf States, Inc., the approval of whose shareholders is required, the number of shares of each class or series of stock of such corporation entitled to vote, with other shares or as a class, on the Plan of Merger are as follows:

Name	Number of Shares Outstanding	Class	Number of Shares Entitled to Vote
Entergy Gulf States, Inc.	100	Common	100

  No shares of any other class or series are entitled to vote as a class on the Plan of Merger.

  As to Entergy Gulf States, Inc., the approval of whose shareholders entitled to vote is required, the unanimous written consent of the shareholders entitled to vote on the Plan of Merger has been given in accordance with Article 9.10.A of the Act and any written notice required by such Article has been given, if applicable.

  Additionally, Entergy Gulf States, Inc. has outstanding 100,000 shares of its Series A 8.25% Preference Stock, which has no right under Entergy Gulf States, Inc.'s Restated Articles of Incorporation, as amended, to vote on the Plan of Merger. Any statutory right of the holders of such Series A 8.25% Preference Stock to vote on the Plan of Merger has been exercised by unanimous written consent of the holders of all of such 100,000 shares of Series A 8.25% Preference Stock in favor of the Plan of Merger in accordance with Article 9.10.A of the Act and any written notice required by such Article has been given, if applicable.

  No foreign corporation or other entity is a party to this merger.

  The merger will become effective on December 31, 2007, at 1:00 p.m. Central Standard Time in accordance with the provisions of Article 10.03 of the Act (the "Effective Time").

  At any time before the Effective Time, the Plan of Merger may be abandoned (subject to any contractual rights) by Entergy Gulf States, Inc., without shareholder action, (a) by execution of a statement of abandonment by any officer of such corporation or in any other manner determined by its board of directors, and (b) if these Articles of Merger have been filed with the Secretary of State of Texas but have not yet become effective, by filing such statement with the Secretary of State of Texas as provided for in Art. 5.03 of the Act prior to the Effective Time.

  Entergy Gulf States, Inc. hereby states and agrees (as provided for in Article 5.04C of the Act) that it will be responsible for the payment of all fees and franchise taxes as required by law to have been paid and that all surviving and new domestic or foreign corporations and other entities will be obligated to pay such fees and franchise taxes if the same are not timely paid.

THE REMAINDER OF THIS PAGE IS INTENTIONALLY LEFT BLANK.
THE NEXT PAGE OF THIS DOCUMENT IS PAGE S-1.

Dated December 13, 2007, to be effective as of the Effective Time.

Entergy Gulf States, Inc.

By:/s/ E. Renae Conley
Name: E. Renae Conley
Title: President and Chief Executive Officer

EXHIBIT A

CERTIFICATE OF FORMATION
OF
ENTERGY TEXAS, INC.

EXHIBIT B

PLAN OF MERGER